Exhibit 99.07

Cycle Country Announces 2nd Quarter Earnings Results; Company reiterates $.40 cents 2005 EPS Guidance and Projects 25% EPS increase for 2006, Conference Call Scheduled for 10:00 am EDT,
Tuesday, May 17th

MILFORD, Iowa, May 16, 2005 (BUSINESS WIRE) -- Cycle Country Accessories Corporation (ATC), the industry leader in the design and manufacturing of custom-fitting accessories for utility all-terrain vehicles, today announced preliminary results for second quarter fiscal 2005. The complete filing is available at www.SEC.gov.

Revenues for the three months ended March 31, 2005 decreased from $5,381,420 to $2,809,226, or by 47.8%. Cost of goods sold also saw a decrease by 49.1% from $3,912,365 to $1,991,754. Gross profit as a percentage of revenue was up for the second quarter to 29.1% compared to 27.3% in second quarter ended March 31, 2004. The increase in gross profit as a percentage of revenue, according to management, is attributed to the implementation of price increases on products, that due to increased raw material or other input costs, had fallen below standard gross profit levels.

Meanwhile, gross profits in dollars decreased by 44.4% in the second quarter ended March 31, 2005 from $1,469,055 to $817,472. Sales to U.S. distributors and OEM customers during the second quarter of 2005 also decreased compared to the second quarter of 2004 by 52.7%. The decrease in revenues is due to a much milder and shorter winter season this year, which reduced the demand for many of Cycle Country products.

According to Ron Hickman, President and CEO of Cycle Country Accessories Corporation, "Results for the second quarter of fiscal 2005 did not equal the results for the second quarter of fiscal 2004, but current second quarter results did meet our baseline growth projections. We remain confident in our earlier projections of 40 cents per share for fiscal year 2005, and are forecasting 50 cents a share for fiscal 2006." He went on to say that he expects to see stronger results for the third and fourth quarters of fiscal 2005 as distributors and OEM customers anticipate ordering product more steadily, and at levels equal to what they ordered during the last two quarters of fiscal 2004. In anticipation of these ordering expectations, management has built up inventory during this second quarter in order to fulfill the third and fourth quarters to level out production runs, and avoid costly overtime labor.

Cycle Country projects the completed acquisition of their largest supplier will provide additional profits, and cost reductions by combining operations. Additional benefits of the acquisition include an increase to company revenues, gross profits, and a return on investment for shareholders in the latter half of fiscal 2005. The merger along with other efforts to better utilize staff members, and reduction in expenses are helping to improve performance and future growth. New products for the Yamaha V-Star along with providing products at various auto part stores also hold promise for the company and shareholders.

Additionally, Cycle Country continues to focus on containing costs and reducing expenses while maintaining a consistent level of administrative support. To accomplish these goals as well as meet revenue goals, the company plans to expand their OEM business as well as continue developing new products, and strengthening their position in current markets with new and current product lines.

Conference call:

The company will have a conference call at 10:00 am EDT, Tuesday
May 17, 2005 to answer investor questions. Conference call information to be addressed in a later release.

About Cycle Country Accessories Corporation

Cycle Country, with over 50% of the worldwide market in several product categories, is the industry leader in the design and manufacturing of custom-fitting accessories for virtually every brand of utility all-terrain vehicles (ATV's).

To view the company information, updates, the latest SEC filings or past news releases, go to the company's web site at www.cyclecountry.com and click on the Investor Relations heading.
Please direct any financial questions to Theresia Whitfield at Magellan Financial Media Group, LLC, 317-867-2839.

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward-looking statements: This press release and the statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "estimate," "potential," or future/conditional verbs such as "will," "should," and "could."

SOURCE: Cycle Country Accessories Corporation